April 1, 2000

TO: LIST OF ADDRESSEES AS OUTLINED ON SCHEDULE "A" ATTACHED HERETO

Gentlemen:

Re: Exploration Joint Venture Agreement dated September 15, 1997 among Encal Energy Ltd., Pinnacle Oil International Inc., Pinnacle Oil

Inc., George Liszicasz, Dirk R, Stinson, Pinnacle Oil Canada Ltd. and

Momentum Resources Ltd. (the "EJVA Agreement")

Our File: C-2262

Further to our recent telephone conversations, we propose to make certain changes and amend the provisions of the EJVA Agreement effective as of April 1, 2000 as set out below (the "Amendment"):

1. The definition of "Exclusive Area" under Clause 1 of the EJVA Agreement is hereby deemed excluded and deleted from the EJVA Agreement.

2. The definition of "Exploration Area" shall be deleted and replaced with the following new definition:

"Exploration Area means the area as outlined in red on Appendix A to the Agreement, and, should Encal select additional area(s), such area(s) shall be any contiguous area of land covering a geographic area in size up to a maximum of 2400 square miles."

In addition, Appendix "A" attached to this letter agreement is deemed to be attached to the EJVA Agreement.

3. Under Clause 2 of the EJVA Agreement, the term shall be extended to March 31, 2001.

4. Subclause 5(a) of the EJVA Agreement shall be amended by deleting the words "(but not the Exclusive Area)" commencing in the fourth line thereof and by deleting all of that portion of the subclause 5(a) after the words "SFD Technology World-Wide."

5. Subclause 5(d), 5(e), 5(f), 5(h), 5(i) and 5(j) of the EJVA Agreement are hereby deemed excluded and deleted from the EJVA Agreement.

6. Subclause 5(g) of the EJVA Agreement is hereby amended by deleting the words "Option Exploration Area" in the second line thereof and also by excluding the following wording after the term "Exploration Areas (in each case, in Canada) a Third Party may select at any given time. In addition, no Third Party will be allowed to select as an Exploration Area and Pinnacle cannot conduct any work on any such areas for Third Parties with fall within the Exclusive Area."

7. The first three sentences of subclause 6(a) of the EJVA Agreement are hereby excluded and deleted from the EJVA Agreement. The following sentence is hereby inserted in substitution therefore:

"Subject to the qualifications set out below, Pinnacle shall perform the SFD Survey within the Exploration Areas in an order determined by Encal."

  The sentence commencing on the seventh line of subclause 6(a) of the EJVA Agreement will be deleted and replaced with the following:

"Encal shall reimburse Pinnacle for 100% of all costs of a daily aircraft rental or equivalent lease rate, aircraft fuel, pilot, accommodation and food for SFD Surveys conducted hereunder to a maximum of $5,000.00 per flight day.

9. Subclause 6(c) of the EJVA Agreement is hereby amended by deleting the last sentence thereof commencing in the sixth line thereof with "After the expiry of the ninety (90)" wording.

10. The first paragraph of Subclause 6(k) of the EJVA Agreement is hereby deleted and replaced with the following new paragraph as follows:

    Upon Encal having conducted any conventional oil and gas industry evaluation and analysis as it sees fit on an Exploratory Prospect, Pinnacle and Encal shall meet and consult at least forty-eight (48) hours prior to the final hour at which bids are accepted for the sale of any new Crown lands or 15 days prior to acquiring new freehold leases to discuss the acquisition of any such Crown or Freehold Petroleum and Natural Gas Rights. Prior to the bid date and time, Pinnacle shall elect in writing to Encal whether to acquire a working interest in the lands comprising the Exploratory Prospect (and if so, what that interest will be as discussed below) or to elect not to acquire a working interest. Pinnacle shall be entitled to elect to acquire either 5.625%, 11.25%, 16.875% or 22.5% of the working interest to be acquired by Encal (the "Selected Interest"). Upon having elected to acquire a working interest, Pinnacle shall be entitled to its Selected Interest share of any acquisition or other costs for its working interest acquired. Whether or not Pinnacle elects to acquire a working interest, Pinnacle and Encal shall execute a Royalty. Agreement in the same form as the Royalty Procedure attached as Schedule "D" hereto, calculated and based with reference to Encal's residual working interest in the Exploratory Prospects and having a flat royalty of 5% pursuant to the terms of thereof. In addition, Pinnacle shall not be obligated for Seismic Costs or Basic Geophysical Data costs during the term of this agreement. Should Pinnacle elect to obtain a working interest as set out hereunder, the Parties agree that the terms and conditions of the Operating Procedure will govern their relationship with respect to the lands and Petroleum and Natural Gas Rights comprising the Exploratory Prospect jointly acquired, however, at all times Encal shall hold any registered and legal interests in trust for Pinnacle subject to a transfer to Pinnacle of such interest at Pinnacle's request and to the extent possible. Should Pinnacle elect not to acquire a working interest in the Exploratory Prospects, the Parties hereto agree that the lands and Petroleum and Natural Gas Rights subject to the Exploratory Prospect, and the Exploratory Prospect and lands and Petroleum and Natural Gas Rights applicable thereto will solely be held by Encal without any interest or claims by Pinnacle with respect thereto except for a royalty of 5% based and payable on Encal's residual working interest as set out above in the subclause.

11. The second paragraph of Subclause 6(k) of the EJVA Agreements is hereby deleted in its entirety.

12. Subclause 6(1) of the EJVA Agreement shall be amended in the 8th line thereof by the addition of the words "by Encal" between the word "Prospects" and "shall".

13. Subclause 6(n) of the EJVA Agreement shall be amended in order that it read as follows:

    The Parties hereto acknowledge that any conventional oil and gas industry evaluation and analysis work including Basic Geophysical Data conducted under this Agreement shall continue to be the sole property of Encal, and shall remain confidential and within the possession of Encal.

14. Subclause 6(p) of the EJVA Agreement will be reworded as follows:

    The Parties hereto acknowledge that ownership and any trading rights to Basic geophysical data acquired under this Agreement shall be solely owned by Encal.

15. Subclause 6(q) of EJVA Agreement is hereby amended by deleting the words "optimal location of the first test well" commencing in the seventh line thereof and replacing the same with "initial Selected Interest by Pinnacle in accordance with Subclause 6(k)". In addition, the words "where the first test well is to be drilled" in the 12th and last line on page 17 of the EJVA Agreement, it is hereby deleted and replaced with the following: "The initial Selected Interest by Pinnacle in accordance with Subclause 6(k)," Lastly, the words "If Pinnacle elects to remain in a working interest position" is hereby completely deleted from Subclause 6(q).

16. Subclause 6(r) of the EJVA Agreement is hereby amended by deleting that portion of the clause commencing with "When Encal advises Pinnacle that it is ready and prepared to drill a test well on" commencing in the forth line thereof and ending at the end of that subclause. The first sentence of Subclause 6(r) is amended by reading as follows: "If the test well is to be drilled on lands previously acquired at a Crown sale, via freehold lease, or a farm-in or on a Third Parties' interest by both Encal and Pinnacle, Encal will hold any such registered or legal interest of Pinnacle in trust for Pinnacle with a right in favor of Pinnacle to a transfer of such interest at Pinnacle's request to the extent possible."

17. Clause 12 of the EJVA Agreement is hereby amended in the second full paragraph in the middle of page 23 to read as follows: "Should Pinnacle elect to participate in the Obligations, it shall at the same time provide to Encal its Selected Interest (as defined under subclause 6(k)), and if the test well" In addition, the proportions shown as Encal 60% and Pinnacle 40% shall be amended to read "Encal - 100% minus Pinnacle's Selected Interest" and "Pinnacle - Selected Interest".

18. The last paragraph on page 23 of the EJVA Agreement is hereby deleted and replaced with the following:

"Regardless of whether or not Pinnacle elects to participate in the Obligations, Pinnacle shall be entitled to a gross overriding royalty as set out in this paragraph. Pinnacle and Encal agree to enter into the Royalty Procedure. The subject gross overriding royalty will be calculated, based and payable on the resultant earned interest (if no payout account is established) or the after payout interest (if applicable) of Encal in the subject Farm-in Agreement from time to time and with respect to any Crown lands outside of the earning well spacing unit on the Third Party Lands, the royalty as set out in the Royalty Procedure shall apply to such lands and production from wells drilled thereon on the same basis. The royalty received by Pinnacle shall be equal to 4.5% based on Encal's after payout interest as set out herein."

19. The parties confirm that the provisions of subclause of 10(a) of the EJVA Agreement have not been expressly extended beyond February 28, 1998

20. The parties confirm that Clause 13 of the EJVA Agreement in its entirety is excluded and deleted from the EJVA Agreement.

21. Clause 17 of the EJVA Agreement is deleted and replaced with:

17(a) Anything in sections 14(a) and 14(b) notwithstanding, provided Pinnacle has elected to acquire to working interest in an Exploration Prospect pursuant to subclause 6 (k) (as amended), the parties shall enter into an Operating Agreement with an Operating Procedure, in the form attached as Schedule "C" to the EJVA. Encal shall be the named Operator.

17(b) In the event that Encal and/or Pinnacle are parties to an existing agreement involving Third Parties ("Third Party Agreement"), and to the extent the Third Party Agreement conflicts with the Operating Procedure, the Third Party Agreement terms and conditions shall prevail as between Encal and Pinnacle.

22. Subclause 21(c)(i) of the EJVA Agreement is hereby amended as to the Encal 60% and Pinnacle 40% portion thereof to read "Encal - 100% minus Pinnacle's Selected Interest" and "Pinnacle - Selected Interest".

23. Subclause 21(c)(ii) of the EJVA Agreement is hereby deleted and replaced with the following:

"(ii) in all other cases where Pinnacles does not participate,

subject to any Third Party participation:

Encal 100%

Pinnacle Gross Overriding Royalty 5%

24. The Parties agree to wholly exclude and delete subclause 21(g) from the EJVA Agreement.

25. The Parties agree to exclude and delete references to clause 13 in the EJVA Agreement.

26. There shall be appended to the EJVA Agreement an Appendix A showing the Exploration Area which Appendix A is attached to this letter Agreement as the only attachment thereto.

27. The Parties agree that the Royalty Procedure attached as Schedule "D" to the EJVA Agreement shall be amended in subclause 29(a)(i) and 2(a)(ii) to delete the entire subclauses and replace the same with the following wording:

    for all Petroleum Substances, _____ percent (__%) of the

gross monthly production thereof produced from each

well on the Lands; and

28. Section 19(c) of the EJVA Agreement is revised in its entirety to read as follows: "In the event of the termination of the Agreement as provided in this clause or as a consequence of the expiration of the term of this Agreement, any lands owned jointly by the parties hereto shall continue to be governed by the Operating Procedure (as amended in the form of Exhibit "C," but without any other amendments or modifications proscribed by this Agreement, including those contained in section s 14(b) and 17(a)) or Third Party Agreement."

29. The Parties agree that the terms of the EJVA Agreement shall continue to govern with respect to any exploration Prospects accepted by Encal prior to the effective date of this Amendment that are located outside of the Exploration Area (as that area is redefined by this Amendment), including the provisions in the EJVA that count the Exploration Prospects as part of the Minimum Prospect Inventory.

30. the Parties confirm that the legal and economic arrangement to acquire, drill and operate any prospect which Pinnacle identifies outside of the Exploration Area shall not be subject to the terms of the EJVA Agreement unless expressly agreed to by each of the Parties. Notwithstanding the preceding sentence, the Parties agree that any prospect which Pinnacle identifies outside of the Exploration Area in which Encal participates in response to an offer by Pinnacle shall be counted toward the Minimum Prospect Inventory as if it was in the Exploration Area.

31. In all other respects, the terms and conditions of the EJVA Agreement are hereby ratified and confirmed.

If you are in agreement with the modifications and amendments to the EJVA Agreement as outlined by Encal hereunder, kindly execute a copy of this Amending Agreement along with the eleven counterpart pages. Please return six individual counterparts to the writer and keep the Amending Agreement and five individual counterparts for your files. Please note that a binding Amending Agreement shall exist at the time that all of the original parties to the EJVA Agreement have executed counterpart pages of this Agreement and returned them to the attention of the writer.

Yours very truly,

ENCAL ENERGY LTD

Per: _/s/ Peter Carwardine____

Peter Carwardine

Vice President, East Business Unit

Per: _/s/ Steven A. Allaire____

Steven A. Allaire

Vice President, Finance & C.F.O.

ACCEPTED AND AGREED TO this 1st day of April, 2000.

PINNACLE OIL INTERNATIONAL, INC.; PINNACLE OIL, INC.; PINNACLE OIL CANADA INC.

Per: _/s/ Daniel C. Topolinsky_

Daniel C. Topolinsky, President & C.O.O.

ACCEPTED AND AGREED TO this ___ day of ___ , 2000.

MOMENTUM RESOURCES CORPORATION

Per: _/s/ R. Dirk Stinson__

R. Dirk Stinson, President

ACCEPTED AND AGREED TO this 1st day of April, 2000.

Per: _/s/ George Liszicasz__

George Liszicasz, individually

ACCEPTED AND AGREED TO this 1st day of April, 2000.

Per: _/s/ R. Dirk Stinson__

R. Dirk Stinson, individually